Filed pursuant to Rule 424B3
                                                    File No. 333-100409


                                AULT INCORPORATED

                                   PROSPECTUS

                         600,000 SHARES OF COMMON STOCK

* On July 16, 2002 we acquired assets from Nidec America Corporation (the "Selling Shareholder") that allow us to manufacture and sell the Power General line of power conversion products (the "Power General Assets") formerly sold by the Selling Shareholder. The Power General Assets were acquired pursuant to an Asset Purchase Agreement dated July 16, 2002 (the "Purchase Agreement"). To pay part of the purchase price for the Power General Assets we issued to the Selling Shareholder 2,074 shares of $1,000 face value Series B 7% Convertible Preferred Stock (the "Preferred Stock"). This Preferred Stock is convertible into shares of our Common Stock at the rate of one share of Common Stock for each $4.25 face amount of Preferred Stock.

* When we purchased the Assets, we also entered into a Registration Rights Agreement with the Selling Shareholder. The Registration Rights Agreement requires that we register for resale the 488,000 shares of our Common Stock which would be issued if the Selling Shareholder converted all of its Preferred Stock to Common Stock. We have also agreed to register for resale 112,000 shares of our Common Stock which we may issue to the Selling Shareholder to pay dividends on the Preferred Stock rather than paying cash dividends.

* This prospectus covers an aggregate of 600,000 shares which may be issued to the Selling Shareholder upon conversion of the Preferred Stock and as dividends on the Preferred Stock.

* We will not receive any of the proceeds from the sale of the securities by the Selling Shareholder. The Selling Shareholder may offer the securities at prevailing market prices in public transactions on the Nasdaq National Market or in privately negotiated transactions. The Selling Shareholder may sell the securities through ordinary brokerage transactions or through any other means described in the section titled "Plan of Distribution." We do not know when or in what amount the Selling Shareholder may offer the securities for sale. The Selling Shareholder may sell any, all or none of the securities offered by this Prospectus. No period of time has been fixed within which the securities may be offered or sold.


* Our Common Stock is quoted on the Nasdaq National Market under the symbol "AULT." On October 14, 2002, the last reported sales price of our Common Stock was $1.76.


THIS INVESTMENT INVOLVES A CERTAIN DEGREE OF RISK AND FOR THIS REASON, YOU SHOULD PURCHASE SHARES OF OUR COMMON STOCK ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF THE AMOUNTS INVESTED. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS AS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           ---------------------------
                    THIS PROSPECTUS IS DATED OCTOBER 16, 2002

                                   PROSPECTUS
                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Where You Can Find More Information and Incorporation by Reference           4
Summary                                                                      6
Risk Factors                                                                 7
Special Note Regarding Forward-Looking Statements                            11
Use of Proceeds                                                              12
Description of Preferred Stock                                               12
Selling Shareholder                                                          13
Plan of Distribution                                                         14
Legal Opinions                                                               15
Interests of Named Experts and Counsel                                       15
Experts                                                                      15
Indemnification                                                              15


                       WHERE YOU CAN FIND MORE INFORMATION
                         AND INCORPORATION BY REFERENCE

         We filed a Registration Statement on Form S-3 with the Securities and Exchange Commission ("SEC") for this offering. This Prospectus does not contain all of the information in the registration statement. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement and our other SEC filings are available to the public on the Internet at the SEC's web site at WWW.SEC.GOV. You may also read and copy the registration statement and any other document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Alternatively, you may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We "incorporate by reference" into this Prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus. Information that we file subsequently with the SEC will automatically update this Prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Selling Shareholder sells all the shares of Common Stock covered by this Prospectus:

*    Annual report on Form 10-K for the year ended June 2, 2002;

* Definitive proxy statement for our annual meeting of shareholders to be held on September 24, 2002;

* Current Report on Form 8-K dated July 16, 2002 reporting the acquisition of certain assets of Nidec America Corporation, as amended; and

* The description of our Common Stock to be offered pursuant to this Registration Statement is incorporated by reference to our Registration Statement on Form S-1 filed on July 18, 1983 (No. 2-85224), and subsequently amended by the Company's Registration Statement on Form 8-A filed on February 20, 1996.

         You may request a copy of these filings at no cost, by writing to or telephoning us at:

                  Ault Incorporated
                  7105 Northland Terrace
                  Minneapolis, Minnesota 55428-1028
                  (763) 595-1900
                  Attention: Chief Financial Officer

         YOU SHOULD RELY ONLY ON THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING SHAREHOLDER MAY ONLY SELL THESE SECURITIES IF THEY PROVIDE THIS PROSPECTUS TO PROSPECTIVE PURCHASERS. THESE SECURITIES ARE ONLY BEING OFFERED IN STATES WHERE THE OFFER IS PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT. INFORMATION ON OUR WEB SITE IS NOT A PART OF THIS PROSPECTUS.

                                     SUMMARY

         Because this is a summary, it does not contain all of the information that may be important to you. Please read the entire Prospectus and carefully consider, among other things, the more detailed information appearing elsewhere in this Prospectus and in documents incorporated in this Prospectus by reference before you decide to invest in Ault Incorporated.

ABOUT AULT INCORPORATED

         We design, manufacture, and market external power conversion products. We are a leading independent supplier of such products to original equipment manufacturers (OEMs) in the U.S. of data communications equipment, telecommunications equipment, portable medical equipment, and microcomputers and related peripherals. Our product line includes the four major types of external power conversion products: switching power supplies, linear power supplies, battery chargers and transformers. We market our products primarily to OEMs in the United States and Canada, although sales of our products to customers in Korea and China are growing. Many of our larger OEM customers manufacture and sell their products globally. The majority of our revenues are generated from sales of our power conversion products to OEMs of telecommunications and data communications equipment. Significant revenue is also generated from sales of computers and computer peripherals to OEMs.

         We were incorporated in 1961 under the laws of the State of Minnesota. Our principal executive offices are located at 7105 Northland Terrace, Minneapolis, Minnesota 55428-1028 and our telephone number is (763) 595-1900.

THE OFFERING

         The Selling Shareholder is offering up to 600,000 shares of our Common Stock. Of this amount 488,000 shares could be sold if the Selling Shareholder converts all of the 2,074 shares of Preferred Stock it received under the Purchase Agreement. The remaining 112,000 shares could be sold if we pay dividends on the Preferred Stock to the Selling Shareholder in Common Stock rather than cash.

Common Stock offered by the Selling Shareholder.....................     600,000
Common Stock outstanding as of August 8, 2002.......................   4,573,110
Nasdaq National Market Symbol.......................................        AULT

USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Common Stock offered by this Prospectus. See "Use of Proceeds."

RISK FACTORS

         This investment involves a certain degree of risk and for this reason, you should purchase shares of our Common Stock only if you can afford a complete loss of the amounts invested. See "Risk Factors."

                                  RISK FACTORS

         Purchasing the securities of Ault Incorporated is risky. You should be able to bear the complete loss of your investment. If you are considering a purchase of the securities offered by this Prospectus, you should read the entire Prospectus and consider carefully all the information contained in this Prospectus and especially the following risk factors.

         SUBSTANTIAL REDUCTION IN DEMAND FOR OUR PRODUCTS. In our fiscal year ended June 2, 2002 our net sales declined to $41 million, in large part due to a substantial downturn in sales to the telecommunications and data communications markets. A continuation of this weakness in the telecommunications and data communications markets may have the effect of further reducing our future revenue below our current projections. Growth in recent years in the telecommunication and data communications markets was being driven primarily by the expansion of Internet, broadband and wireless networks. Our future revenue growth depends in large part on the resumed growth in the telecommunications and data communications markets. If these markets do not resume their growth, it could have a material adverse effect on our operating results.

           INDUSTRY CYCLICALITY. Historically, the electronics industry has been affected by general economic and industry-wide downturns and upswings which have directly affected electronic component manufacturers such as us. Although the industry has experienced rapid growth over the past few years, particularly in the telecommunications and data communications market segments in which we compete, there can be no assurance that such growth will continue in the future. During periods of high demand when we have attempted to expand our production capabilities, at times we have incurred additional costs to hire and train production personnel, obtain raw materials and ship products rapidly enough to meet our customer requirements. Conversely, in periods of lower demand, we have experienced excess production capacity and declines in gross margin. Our operating results are adversely affected during periods when production capacity is underutilized and we are unable to increase our sales or product prices to cover fixed costs.

           PRODUCT CYCLICALITY. The life cycle of electronic products and the timing of the introduction of new products can affect demand for the external power conversion products supplied by us. Delays by our customers in bringing new products to market, or slower than anticipated acceptance of new products, can result in interruptions in the timing of our manufacturing and product shipments which, in turn, could adversely affect operating results. Further, any reduced demand for electronic equipment, including delays or cancellations by customers of new product introductions, could have a material adverse affect on our operations.

         INTEGRATION OF THE POWER GENERAL ASSETS. On July 16, 2002, we acquired the Power General Assets from Nidec America Corporation. Our success will depend, in part, on our ability to integrate the Power General product line, including Power General products under development, into our existing business quickly and at reasonable cost. In connection with the integration of a new product line, we must adapt our facilities and assign qualified personnel to manufacture and market the new products, along with our existing products, on a competitive basis. We also must monitor and control costs of our expanding operations. We may not take the measures described above when necessary or we may not execute them properly or they may prove ineffective. If we are not able to successfully manage the integration of the Power General Assets into our existing business, our business and financial results will suffer.

         SUCCESS OF FUTURE ACQUISITIONS. It is part of our business strategy to identify and acquire compatible technologies, products or businesses and to enter into joint ventures to achieve significant growth in sales and profitability. However, we cannot provide assurance that we will be able to locate, complete or integrate additional acquisitions and joint ventures with profitable results. The completion of future transactions could require the expenditure of sizable amounts of capital and management effort. We could be forced to alter our strategy in the future if suitable acquisition candidates are not available or are too costly. Future transactions by us could result in the following consequences:

     *    dilutive issuances of equity securities;

     *    incurrence of debt and contingent liabilities;

     *    research and development write-offs; and

     *    substantial acquisition-related expenses.

         We may also encounter difficulties in integrating acquired assets or new employees with our operations. Furthermore, we may not realize the benefits we anticipate when entering into these transactions. In addition, after we have completed an acquisition or entered into a joint venture, our management must be able to assume significantly greater responsibilities, and this in turn may cause them to divert their attention from our existing operations. Any of the foregoing could have a material adverse effect on our business and results of operations.

         COMPETITION. Our principal market, the external power conversion product market, is highly competitive and fragmented. We compete with different vendors in each of our four major product categories. A number of these vendors have substantially greater financial and other resources than we do. Some of these competitors, headquartered in lower labor cost regions of the world, are able to sell power conversion products at a lower price than us. While we plan to continue to expand our foreign manufacturing capabilities and manage our costs to remain price competitive, there can be no assurance that we will be able to compete successfully in the future, particularly where price is perceived as the only difference among competing products.

         Because the power conversion industry is highly fragmented and does not have significant barriers to entry, opportunities exist for new suppliers, both large and small, to enter the external power conversion products market. From time to time, large OEMs spin off their internal power supply operations as separate businesses and these operations have periodically competed against us in the external power conversion product market. In addition, the market is served by many small suppliers, several of which have established leading positions in certain product areas and/or smaller market segments. While we believe our wide range of products is an advantage in the marketplace, there can be no assurance that suppliers focusing in a single product area or in smaller market segments could not erode our market share in that area and have a material adverse effect on our business.

         With the trend toward lower power requirements in electronic equipment and with the increasing availability of smaller, competitively priced internal switching power supplies, certain of our customers may choose to return to an internal power supply in place of the external power conversion products they currently purchase. If this threat to external power conversion products materializes, there can be no assurance that we will be able to compete effectively with suppliers of internal power conversion products and this may adversely affect our financial performance.

         CHANGES IN ANTICIPATED PURCHASES AND CUSTOMER REQUIREMENTS. We do not obtain long-term purchase orders or commitments from our customers and we frequently permit customers to cancel, reduce or postpone orders without penalty. Cancellations, reductions and delays in orders since the beginning of 2001 have substantially reduced, and could continue to reduce, our backlog. Such cancellations, reductions or delays could continue to adversely affect our net sales, gross profit and operating results, especially if we are unable to replace such orders. Further, our expense levels are based, in part, on expected future revenues and are relatively fixed once set and our expectations for sales beyond approximately 90 days are based partially on our own estimate of future demand rather than on firm customer orders or customer indications. We are limited in our ability to reduce expenses quickly if for any reason net sales do not meet our expectations for future periods. Therefore, fluctuations in net sales, particularly if customers cancel, postpone or delay orders or sales or if sales fail to meet our expectations, may adversely impact our operating results.

         Fluctuations in customer needs may also affect our mix of products and volume of orders, which in turn affect our gross margin and operating results. High-volume orders, especially orders which require modification of our standard products, if cancelled, may substantially increase the risk of inventory obsolescence and write-offs due to excess capacity.

         TECHNOLOGICAL CHANGE AND NEW PRODUCT DEVELOPMENT. The electronic equipment market is characterized by rapidly changing technology and shorter product life cycles. Our future success will continue to depend upon our ability to enhance our current products, to develop new products that keep pace with technological developments, and to respond to changes in customer requirements. Our failure to properly assess developments in our target markets and respond adequately to technological changes and customer requirements or any significant delay in new product introductions could cause us to lose customers, prevent us from gaining new customers or otherwise have a material adverse effect on our business and results of operations. In addition, we cannot give assurance that new products we develop will achieve market acceptance.

         DEPENDENCE ON FOREIGN OPERATIONS. Most of our manufacturing occurs at our facilities in South Korea and China and through subcontract manufacturing relationships in China and Thailand. While this Pacific Rim manufacturing strategy enables us to compete worldwide against other suppliers of external power conversion products, it also involves several risks. First, while our manufacturing operations in South Korea, China and Thailand have not been affected by labor disruptions, civil unrest or political instability, the risk of civil unrest and political instability is present in each of these countries. Civil unrest, labor disruptions, or acts of aggression could impede our ability to operate in our foreign locations and would have a material adverse effect on our future business and consequently, our operating results. Second, our foreign operations are subject generally to risks associated with obtaining government permits and approvals, currency exchange fluctuations, currency restrictions, trade restrictions, changes in tariff and freight rates, transportation disruptions and delays, as well as difficulties in staffing and managing foreign operations. To the extent that any of these risks materialize, our business and operating results would suffer a material adverse impact.

         FLUCTUATION IN FINANCIAL RESULTS. Our financial results are subject to fluctuation due to various factors, including general business cycles, demand for products in our target markets of telecommunications, data communication, computer periphery, and medical products, the mix of products sold, the stage of each product in its life cycle and the rate and cost of development of new products. In addition, component and material costs, the timing of orders from and shipments of products to customers and deferral or cancellation of orders from major customers can adversely affect financial results. Price competition in the markets in which we compete is intense, and could result in a decline in gross margin, which in turn could adversely impact our profitability.

         RELIANCE ON THIRD PARTY DISTRIBUTION. We market and sell our products primarily through independent manufacturer representatives and distributors which are not under our direct control. We employ a limited number of internal sales personnel. While we actively train and technically assist the individual sales representatives representing our products, a reduction in the sales efforts by our current manufacturer representatives and distributors or termination of their relationships with us could adversely affect our sales and operating results.

         DEPENDENCE ON OUTSIDE CONTRACTORS. We currently depend on third parties located in foreign countries for a significant portion of the manufacture and assembly of some of our products. This reliance on outside contractors reduces our control over quality and delivery schedules. While we take an active role in overseeing quality control with our third-party manufacturers, the failure by one or more of these subcontractors to deliver quality products or to deliver products in a timely manner could have a material adverse effect on our operations. In addition, our third-party manufacturing arrangements are short-term in nature and could be terminated with little or no notice. If this happened, we would be compelled to seek alternative sources to manufacture some of our products. We cannot provide assurance that our attempts to seek new third-party manufacturers would be successful and result in suitable arrangements.

         INVENTORY OBSOLESCENCE; RAW MATERIAL PRICING. To satisfy customer demand and to obtain greater purchasing discounts, we carry increased inventory levels of certain products. Our financial results may be adversely affected when our inventory of certain raw materials exceeds the demand for the products using those raw materials. Our gross margin can be adversely affected by increases in costs of raw materials. There can be no assurance that raw material cost increases or the cost of carrying increased finished goods inventory will not have a material adverse effect on our financial results.

         DEPENDENCE ON KEY PERSONNEL; MANAGEMENT OF GROWTH. Our success depends in part upon the continued services of many of our highly skilled personnel involved in management, engineering and sales, and upon our ability to attract and retain additional highly qualified employees. The loss of service of any of these key personnel could have a material adverse effect on us. We do not have key-person life insurance on any of our employees. In addition, our future success will depend on the ability of our officers and key employees to manage growth successfully and to attract, retain, motivate and effectively utilize the team approach to manage our employees. If our management is unable to manage growth effectively, our business and results of operations could be adversely affected.

         LIMITED PATENT PROTECTION. No assurances can be given that the scope of any patent protection will prevent competitors, many of which may have financial and other resources substantially greater than ours, from introducing competing products. We do not have patent protection outside of the U.S. for any of our patented technology. For that reason there can be no assurance that foreign competitors will not use such technology in products built and sold outside the U.S. In addition, there can be no assurance that any of our patents will be held valid if subsequently challenged; that others will not claim rights in ownership of patents and other proprietary rights held by us; or that our product and processes will not infringe, or be alleged to infringe, on the proprietary rights of others. Similarly, no assurances can be given that others will not independently develop or otherwise acquire substantially equivalent techniques, reverse engineer or gain access to our proprietary or patented technology.

         FLUCTUATIONS OF STOCK PRICE. Our Common Stock trades on the Nasdaq National Market. The market price of our common stock has experienced significant fluctuations and may continue to fluctuate significantly. The market price of our common stock may be significantly affected by a variety of factors, including:

     * general market condition in the telecommunications/data communications industry;

     * the announcement of new products or product enhancements by us, our competitors or our customers;

     *    technological innovations by us or our competitors;

     * quarterly variations in our results of operations, which are tied to industries which we serve;

     *    the operating and stock price performance of comparable companies; and

     * statements or changes in opinions, earnings estimates or buy/sell recommendations made by brokerage firms or industry analysts regarding the market in which we do business.

Historically, the market for our stock has experienced significant periods of relatively low daily trading volumes resulting in increased volatility of the stock price. In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on market prices for many high technology companies such as us. These fluctuations are often unrelated to the operating performance of the specific companies. Such fluctuations may adversely affect the market price of our common stock.

         ANTI-TAKEOVER CONSIDERATIONS. Our Board is authorized to issue shares of undesignated preferred stock and, without any action by the Company's stockholders, to establish the rights, preferences and privileges of such shares, including dividend, liquidation and voting rights. The issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of the Company's Common Stock. Furthermore, certain anti-takeover provisions of the Minnesota Business Corporation Act may have the effect of delaying or preventing a change in control or merger of us. On February 13, 1996, we adopted a stockholders' Rights Plan pursuant to which each share of Common Stock has one Right attached that entitles the holder to buy the Company's Series A Junior Participating Preferred Stock. This Rights Plan permits holders of the Rights, other than a person who acquires beneficial ownership of 15% or more of the voting power of the Company or a party starting a tender offer for Common Stock of the Company, upon the occurrence of certain events, to purchase Common Stock having a market value of two times the exercise price of the Right. These provisions could delay, discourage, hinder or preclude an unsolicited acquisition of us, could make it less likely that stockholders receive a premium for their shares as a result of any such attempt and could adversely affect the market price of our Common Stock.


                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

         This Prospectus, and our public documents to which we refer, contain forward-looking statements that involve risks and uncertainties. In addition, our officers and directors may make forward-looking statements orally in the future by or on behalf of Ault Incorporated. When used in this Prospectus or elsewhere, the words "believe," "expect," "will," "can," "estimate," "anticipate" and similar expressions are intended to identify forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not predictions of actual future results. Actual results could differ materially from those anticipated in the forward-looking statements due to the risks and uncertainties set forth in this Prospectus, as well as others not now anticipated. All such forward-looking statements, whether written or oral, and whether made by or on our behalf, are expressly qualified by these cautionary statements. In addition, we disclaim any obligation to update forward-looking statements to reflect events or circumstances after the date hereof. You should consider these risks, and carefully review the risk factors described in this Prospectus, before you purchase our securities. We disclaim any responsibility to update any forward-looking statements.

                                 USE OF PROCEEDS

         The 600,000 shares our of Common Stock offered by this Prospectus will be offered solely by the Selling Shareholder, who will receive all of the proceeds from the sale of the Common Stock. We will not receive any of the proceeds from the sale of the Common Stock.


                         DESCRIPTION OF PREFERRED STOCK

         This Prospectus covers the resale by the Selling Shareholder of up to 600,000 shares of our Common Stock. Of the 600,000 shares of our Common Stock covered by this Prospectus, 488,000 shares may be issued to the Selling Shareholder upon conversion of the 2,074 shares of $1,000 face value Series B 7% Convertible Preferred Stock (the "Preferred Stock"). The Preferred Stock was issued to the Selling Shareholder on July 16, 2002 to pay part of the purchase price for the Power General Assets. The remaining 112,000 of the shares of our Common Stock covered by this Prospectus may be issued by us to the Selling Shareholder to pay dividends on the Preferred Stock. The Preferred Stock was created pursuant to, and is described in detail in, a Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock which is an Exhibit to the Form 8-K Report dated July 16, 2002 incorporated herein by reference. The following description of the Preferred Stock is only a summary and is qualified in all respects by the Certificate of Designation.

         The shares of Preferred Stock are convertible into fully paid and non-assessable shares of Common Stock at any time at the option of the holder of the Preferred Stock upon proper notice. The number of shares of our Common Stock issuable upon conversion of the Preferred Stock is equal to the face value of $1,000 divided by the conversion price multiplied by the number of shares of Preferred Stock being converted. The conversion price is $4.25 per share of Preferred Stock, subject to anti-dilution adjustments in the event of a stock split, stock dividend and recapitalization.

         Holders of our Preferred Stock do not have preemptive or other subscription rights to purchase additional shares of our Common Stock or Preferred Stock. The Preferred Stock ranks senior to all other existing classes of our stock, including Common Stock. Also, without the prior written consent of a majority of the holders of the then-outstanding Preferred Stock, we are prohibited from issuing, by reclassification or otherwise, any class of stock senior to, or on parity with, the Preferred Stock with respect to the payment of dividends, redemptions or distributions on liquidation or otherwise. Furthermore, without prior written consent of a majority of the holders of the Preferred Stock, we are prohibited from altering or diluting the rights attributed to the Preferred Stock or increasing or decreasing the number of authorized shares of our Common Stock or our Preferred Stock.

         The dividends on the Preferred Stock are cumulative and paid quarterly at a rate of seven percent per annum, beginning October 15, 2002. Dividends are payable in cash; however, we have the right during the first three years from the date of issuance of the Preferred Stock to pay dividends in shares of our Common Stock in lieu of cash. If dividends are not paid upon the Preferred Stock for three consecutive quarters, the number of directors serving on our Board of Directors shall increase by one and the holders of the Preferred Stock have the right to elect one director to fill the newly-created vacancy. The new director shall be elected by a vote of the majority of the outstanding Preferred Stock voting separately as a class. The director elected by the Preferred Stock may be removed by our other directors if and when all accrued dividends are paid in full.

         At our option, we may redeem the Preferred Stock in whole or in part at any time. Additionally, we are obligated to redeem one-third of the outstanding shares of unconverted Preferred Stock on the fourth anniversary of the date of issuance of the Preferred Stock. We are also obligated to redeem the one-half of the then-outstanding shares of Preferred Stock on the fifth anniversary of the date of issuance of the Preferred Stock. All remaining shares of outstanding Preferred Stock must be redeemed by us on the sixth anniversary of the date of issuance of the Preferred Stock. Moreover, upon the occurrence of any consolidation or merger or sale of all or substantially all of our assets, the Selling

Shareholder may demand redemption of all of the then-outstanding shares of Preferred Stock. Preferred Stock is redeemed at the face amount per share plus unpaid dividends accrued to the redemption date.


                               SELLING SHAREHOLDER

         Pursuant to the Registration Rights Agreement, we have agreed with the Selling Shareholder to register for resale the 600,000 shares of our Common Stock offered by this Prospectus. Our registration of the securities does not necessarily mean that the Selling Shareholder will sell all or any of the securities. The following table sets forth certain information with respect to the Selling Shareholder and the beneficial ownership of our Common Stock by the Selling Shareholder as of July 16, 2002 based in part on a Schedule 13G filed on July 24, 2002 by the Selling Shareholder:

                                                                                          NUMBER OF SHARES OF COMMON
                                             NUMBER OF SHARES OF                           STOCK BENEFICIALLY OWNED
                                                 COMMON STOCK        NUMBER OF SHARES OF   AFTER THE OFFERING(1)(4)
                                              BENEFICIALLY OWNED        COMMON STOCK       -------------------------
              SELLING SHAREHOLDER          PRIOR TO THE OFFERING(1)     OFFERED(2)(3)       NUMBER          PERCENT
      -----------------------------------  ------------------------  -------------------    ------          -------
Nidec America Corporation                          488,000                600,000             0                *
318 Industrial Lane
Torrington, CT 06790

----------------------
* Less than 1%.

(1) Determined in accordance with Section 13(d) of the Securities Exchange Act of 1934.

(2) Represents the maximum number of shares that may be sold by the Selling Shareholder pursuant to this Prospectus.

(3) Includes 488,000 shares of Common Stock that may be obtained assuming conversion of all 2,074 shares of Preferred Stock by the Selling Shareholder and includes 112,000 shares of Common Stock that may be issued to the Selling Shareholder as dividends on the Preferred Stock.

(4) Assumes the sale of all shares of our Common Stock offered by this Prospectus.

         Information concerning the Selling Shareholder may change from time to time and any changed information will be set forth in supplements to this Prospectus to the extent required. The Selling Shareholder may from time to time offer and sell any or all of the securities under this Prospectus. Because the Selling Shareholder is not obligated to sell the shares of Common Stock issuable upon conversion of the Preferred Stock, we cannot estimate the number of shares of our Common Stock that the Selling Shareholder will hold upon consummation of any such sales.

                              PLAN OF DISTRIBUTION

         We have not engaged an underwriter in connection with this offering and we will receive no proceeds from the sale of any of the securities. The shares of Common Stock are being offered by the Selling Shareholder on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. We have agreed to pay all expenses incurred in connection with the registration of our shares of Common Stock offered by the Selling Shareholder except that the Selling Shareholder is exclusively liable to pay all commissions, discounts and other payments to broker-dealers incurred in connection with its sale of our shares of Common Stock.

         The shares of Common Stock acquired by the Selling Shareholder may be sold or distributed from time to time by the Selling Shareholder, or by pledgees, donees or transferees of, or other successors in interest to the Selling Shareholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire the securities as principals, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices, which may be changed.

         The securities may be sold by one or more of the following:

     * ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     * purchases by a broker or dealer as principal and resale by that broker or dealer for its account pursuant to this Prospectus;

     * transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     * "at the market" to or through market makers or into an existing market for the shares;

     * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     * through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

     *    any combination of the foregoing.


         In connection with sales of the shares of Common Stock or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of shares of Common Stock, short and deliver shares of Common Stock to close out such short positions, or loan or pledge shares of Common Stock to broker-dealers that may in turn sell such securities. The Selling Shareholder may pledge or grant a security interest in some or all of the shares of Common Stock that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this Prospectus. The Selling Shareholder may also transfer and donate Preferred Stock and shares of Common Stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be "Selling Shareholder" for the purposes of this Prospectus.

         As of the date of this Prospectus, we do not know of any arrangement the Selling Shareholder may have made with any broker for the sale of the securities. Underwriters, brokers or dealers may participate in sale transactions as agents and may receive brokerage commissions in that capacity from the Selling Shareholder or purchasers of the securities (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). These underwriters, brokers or dealers may also purchase securities and resell them for their own account as described above. The Selling Shareholder and the underwriters, brokers or dealers may be considered underwriters as that term is defined by the Securities Act of 1933. However, the Selling Shareholder disclaim any status as underwriters. Any commissions, discounts or profits received by underwriters, brokers or dealers in the foregoing transactions described above may be considered underwriting discounts and commissions under the Securities Act of 1933.

         We are obligated to keep the registration statement of which this Prospectus is a part effective for a period of six years from the date on which the registration statement was initially declared effective, or a shorter period if either 1) all shares represented by this Prospectus are sold or 2) the shares cease to be "Registrable Securities." The shares represented by this Prospectus will cease to be "Registrable Securities," according to ss.1.1(g) of the Registration Rights Agreement, (1) when the shares have all been sold pursuant to this Prospectus, (2) if our counsel determines that the shares are eligible to be distributed to the public pursuant to Rule 144(k), (3) when we deliver new certificates for the shares which do not bear a legend restricting further transfer and subsequent disposition does not require registration or qualification under the Securities Act or a similar state law, (4) when the shares are no longer outstanding, or (5) with respect to the Preferred Stock, when those shares have been redeemed.

         We may suspend the use of this Prospectus if we learn of any event that causes this Prospectus to include an untrue statement of a material fact required to be stated in the Prospectus or necessary to make the statements in the Prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a Prospectus supplement or post-effective amendment, if required, will be distributed to each Selling Shareholder.


                                 LEGAL OPINIONS

         Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota will give its opinion about the validity of the issuance of the Common Stock offered under this Prospectus.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         Richard A. Primuth, a partner of Lindquist & Vennum P.L.L.P., our legal counsel, also serves as our Secretary.


                                     EXPERTS

         The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 2, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The statements of assets acquired and liabilities assumed and the related statements of net revenues and direct expenses of the Power General Division of Nidec America Corporation, incorporated in this prospectus by reference from the Company's Amendment No. 1 on Form 8-K/A, dated September 30, 2002, to the Company's Current Report on Form 8-K, dated July 16, 2002, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.


                                 INDEMNIFICATION

         Insofar as exculpation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, the exculpation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                600,000 SHARES OF
                                  COMMON STOCK

                                AULT INCORPORATED

                                   PROSPECTUS




                                 October 16, 2002